CERTIFICATE OF FORMATION

                                      OF

                ARDEN REGISTERED INSTITUTIONAL ADVISERS, L.L.C.


  (Pursuant to Section 18-201 of the Delaware Limited Liability Company Act)

                                  ARTICLE 1.
                                    NAME

          The name of the limited liability company (the "Company") is Arden Registered Institutional Advisers, L.L.C.

                                  ARTICLE 2.
                               REGISTERED AGENT

          The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Company is Corporation Service Company.

                                  ARTICLE 3.
                                  DURATION

          The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of the State of Delaware (the "Act").

                                  ARTICLE 4.
                                   PURPOSE

          The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.


          IN WITNESS WHEREOF, this Certificate has been executed as of this 30th day of January, 2003, by the undersigned authorized signatory who affirms that, to the best of his knowledge and belief, the facts stated herein are true.


                            Arden Registered Institutional Advisers, L.L.C.


                            By: /s/ Henry P. Davis
                            ----------------------
                            Henry P. Davis
                            Authorized Person


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